Exhibit 8.1

Exhibit 8.1 List of significant subsidiaries

at December 31, 2002
	Class of capital	Held by ICI %	Principal activities in 2002

UNITED KINGDOM
ICI Chemicals & Polymers Ltd England	Ordinary	100†	Manufacture of surfactants and catalysts

ICI Finance PLC England	Ordinary	100†	Financial services

Quest International (Fragrances, Flavours, Food Ingredients) UK Limited England	Ordinary	100†	Manufacture of flavours, food ingredients and fragrances

CONTINENTAL EUROPE

Deutsche ICI GmbH Germany	Ordinary	100†	Manufacture of paints, adhesives and oleochemicals

Quest International Nederland BV The Netherlands	Ordinary	100†	Manufacture of flavours and food ingredients

Unichema Chemie BV The Netherlands	Ordinary	100†	Manufacture of specialty oleochemicals and derivatives

THE AMERICAS

ICI American Holdings Inc USA	Common	100†	Holding company

The Glidden Company USA	Common	100†	Manufacture of paints

Indopco Inc USA	Common	100†	Manufacture of adhesives, industrial starches, electronic materials, food ingredients and flavourings, fragrances, oleochemicals, resins and specialty chemicals

ICI Canada Inc Canada	Common Preference	100† 100†	Manufacture of paints; merchanting of ICI and other products

Tintas Coral Ltda Brazil	Ordinary	100†	Manufacture of paints

ASIA PACIFIC

ICI India Ltd India (Accounting date 31 March; reporting date 31 December)	Equity*	51	Manufacture of paints, surfactants, adhesives, industrial explosives, rubber chemicals and nitrocellulose

ICI Pakistan Ltd Pakistan	Ordinary*	76†	Manufacture of polyester staple fibre, soda ash, paints, specialty chemicals, formulation of agrochemicals and polyurethanes; marketing of toll manufactured and imported pharmaceuticals and animal health products; merchanting of general chemicals

Pakistan PTA Ltd Pakistan	Ordinary*	88†	Manufacture of pure terephthalic acid

Nippon NSC Ltd Japan	Common	100†	Manufacture of adhesives and specialty synthetic polymers; merchanting of starch products

National Starch and Chemical (Thailand) Ltd Thailand	Ordinary	100†	Manufacture of food and industrial starches

* Listed † Held by subsidiaries

The country of principal operations and registration or incorporation is stated below each company. The accounting dates of principal subsidiary undertakings are December 31 unless otherwise stated.

The companies listed above are those whose results, in the opinion of Directors, principally affected the profits or assets of the Group. A full list of subsidiary and associated undertakings at December 31 will be annexed to the next annual return of the Company to be filed with the Registrar of Companies.